Exhibit 99.1

         Ibis Technology Provides Guidance for Fiscal Year 2006 Results

       Company Expects Earnings of $0.4 Million on Record Equipment Sales
      of $14.0 Million, Resulting in First Profitable Year Based Solely on
                                 Equipment Sales

                    Reiterates Order Guidance for Fiscal 2007

          Reiterates Expectation of Near Term Financing and Implements
                              Cost-Cutting Measures

     DANVERS, Mass.--(BUSINESS WIRE)--January 17, 2007--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today provided financial guidance for its fiscal year ending December 31, 2006 and reiterated its order guidance for 2007. The Company plans on releasing full results of its fourth quarter and fiscal year 2006 during the last week of February 2007.

     Based on its current estimates, the Company expects total revenues for the fiscal year ended December 31, 2006 to be approximately $14.0 million, compared to total revenues of $0.6 million for fiscal year 2005. These record equipment revenues in 2006 are based primarily on the sale of two Ibis i2000(TM) oxygen implanters to SUMCO during the year. In addition, the 2006 revenues include approximately $0.6 million from license and royalty revenues.

     Net income for the year 2006 is expected to be approximately $0.4 million, or $0.04 per share. This compares to a net loss of $9.2 million, or a net loss of $0.86 per share, in the preceding year.

     Commenting on these expected results, Charles M. McKenna, Ph.D., president and chief executive officer of Ibis Technology Corporation, said, "This represents the first year of profitability for Ibis since the Company discontinued the sale of SOI wafers in mid-2004 in order to concentrate on its equipment business. Clearly, the Company has demonstrated the ability of its equipment business model to leverage its margins, leading to earnings that we expect could ramp significantly as revenues increase."

     Reiterating its previous guidance on orders of Dec. 19, 2006, the Company, following recent discussions with its largest customer and others, believes that implanter orders should come late in the second half of 2007. In recognition of this recent push out of the next round of implanter orders, Ibis has responded quickly to conserve its cash by reducing its operating expenses by approximately 40 percent. These cost cutting measures included headcount reductions, taking on outside paid contract work, and radically reducing the consumption of materials, process gases and utilities.

     The Company is currently exploring equity offerings and other forms of financing and anticipates that the Company may be required to raise additional capital in the near future in order to finance future growth and our research and development programs. There can be no assurance, however, that any additional required longer-term financing will be available through additional bank borrowings, debt or equity offerings or otherwise, or that if such financing is available, that it will be available on terms acceptable to us.

     Within the last nine months, Ibis has demonstrated that the i2000 implanter is capable of increased SOI uniformity, reduced particulate contamination and reduced handling time, resulting in increased throughput.

     SUMCO now has two Ibis i2000 implanters, which are capable of producing quality, cost-effective SOI wafers. McKenna explained that Ibis has an excellent relationship with SUMCO, and is, "working as a team with them to advance the quality and productivity of the i2000 implanter, and to bring SIMOX-SOI wafers to market as the economical solution needed by the world's chip makers. In short," said McKenna, "we are enabling an increase in wafer quality and a reduction in the processed wafer cost. Other leading silicon wafer manufacturers are watching the progress that has been made, and we believe they will also become customers of ours as the SOI market takes off."

     Additional highlights of Ibis' fiscal year 2006 include:

     -- Appointment of Charles M. McKenna, Ph.D., as president and chief executive officer. Former president and CEO, Martin J. Reid, continues as executive chairman.

     --   Agreement in principle to settle securities litigation.

     -- Multiple U.S. and international patents issued on various new SIMOX-related technologies, including a joint patent issued with Shin Etsu Handotai (SEH) for High Resistivity SIMOX-SOI.

     Finally, Ibis plans to increase its level of communications with the intent of promoting the general knowledge about SOI and specifically SIMOX SOI in the investment community. "We believe it is time for a higher degree of transparency, clarity and accessibility," said McKenna. "We will do what it takes to be responsive to investor inquiries and to provide the investment community with the latest information on the growing SOI marketplace."

     About Ibis Technology

     Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the Company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

     This release contains express or implied forward-looking statements regarding, among other things, (i) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (ii) the Company's expectations regarding future orders for i2000 implanters, (iii) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (iv) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (v) the Company's plan to focus on supplying implanters to wafer manufacturers, (vi) the timing of SUMCO's ramping to production quantities on their i2000 implanters, (vii) the adequacy of the Company's cash resources for continuing and future operations, and (viii) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005. All information set forth in this press release is as of January 17, 2007, and Ibis undertakes no duty to update this information unless required by law.


     CONTACT: Company Contact:
              Ibis Technology Corporation
              William J. Schmidt, 978-777-4247
              Chief Financial Officer
              or
              IR Agency Contact:
              Bill Monigle Associates
              Bill Monigle, 941-497-1622
              President